U.S. SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549


                                       FORM 12b-25

                            Commission File Number:  0-26709
                                        ---------

                              Notification of Late Filing

                                      (Check One):

[ ] Form  10-K [ ] Form  20-F  [ ] Form  11-K  [X] Form 10-QSB [ ] Form N-SAR

For Period Ended:  June 30, 2003

                 [  ]  Transition  Report  on  Form  10-K
                 [  ]  Transition  Report  on  Form  20-F
                 [  ]  Transition  Report  on  Form  11-K
                 [  ]  Transition  Report  on  Form  10-Q
                 [  ]  Transition  Report  on  Form  N-SAR

    For the Transition Period Ended:


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                           PART I - REGISTRANT INFORMATION


                              Brookmount Explorations Inc.
                          ------------------------------------
                                 Full Name of Registrant


                          ------------------------------------
                               Former Name, if Applicable

                            400 Burrard Street, 14th Floor
                       -------------------------------------------
                 Address of Principal Executive Office (Street and Number)

                    Vancouver, British Columbia, Canada V6C 3G2
                    --------------------------------------------
                              City, State and Zip Code


                          PART II - RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

[X]     (a)  The  reasons  described in  reasonable detail in Part III of this form could  not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N- SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)   The accountant's  statement or  other  exhibit  required by  Rule
12b-25(c) has   been attached if applicable.


                                PART III - NARRATIVE


State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be file within the prescribed period.

Due to a recent change in management, the Company will require additional time to obtain and organize the necessary financial information in time for filing. The Company expects to file within the extension period.


                            PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contract in regard to this notification.

      Norman Goodson                604                 308-6152
      --------------             ---------          ----------------
         (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

       [X]  Yes  [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in he subject report or portion thereof?

       [ ]  Yes  [X]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        N/A

                             BROOKMOUNT EXPLORATIONS INC.
                       ------------------------------------------
                      (Name of Registrant as specified in charter)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  July 14, 2003                                  By: /s/ Norman Goodson
                                                    ------------------------


Norman Goodson, Director